                              SEPARATION AGREEMENT

     This Separation Agreement (the "Agreement") between Horst Schroeder and
American Italian Pasta Company (the "Company") sets forth the parties' mutual agreement with respect to the resignation by Mr. Schroeder as director of the
Company and concerning termination of the arrangement between Mr. Schroeder and the Company reflected in the Employment Agreement between the Company and Mr.
Schroeder dated as of January 14, 2003 (the "Employment Agreement").

     WHEREAS, there have been recent changes in senior management at the
Company;

     WHEREAS, the parties to this Agreement agree that Mr. Schroeder's services under the Employment Agreement are no longer required by the Company or desired to be performed by Mr. Schroeder;

     WHEREAS, Mr. Schroeder resigned as Chairman of the Board of the Company effective October 17, 2005; and

     WHEREAS, Mr. Schroeder desires to spend more time with his family and pursue other interests.

     NOW, THEREFORE, in consideration of the mutual undertakings in this
Agreement, the parties agree as follows:

     1. Position with Company. Mr. Schroeder hereby resigns as a member of the
Board of Directors of the Company, effective as of the date of this Agreement.

     2. Severance Payments. (a) Severance Payments. In consideration for the release granted by Mr. Schroeder pursuant to this Agreement and his compliance with the obligations set forth in this Agreement, the Company will pay as severance the amount due under the terms of the Employment Agreement, on or before September 30, 2006 (the "Expiration Date"), less all applicable Federal,
State and local withholding taxes. In calendar 2005, Mr. Schroeder was paid the minimum amount due and he is not entitled to any additional compensation.¹ In calendar 2006, Mr. Schroeder is entitled to 30 days of Base Compensation (as defined in the Employment Agreement), or $120,000, to be paid on or before the
Expiration Date. Mr. Schroeder will be eligible to continue his current medical coverage under the Company's medical plan at his own expense for the remaining period applicable under COBRA, subject to the

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     ¹ However, the Company agrees to pay the invoices submitted in respect of
2005 in the amounts of $14,250 (for services rendered by Mr. Schroeder for the period October 1 through December 31, 2005) and $3,058 (for expenses incurred in the same period).

applicable COBRA requirements and conditions, at his expense. Except as otherwise provided in this Agreement, his participation in any and all other benefit and compensation plans and arrangements of the Company (including, without limitation, bonus and retirement plans, accident and disability insurance programs and life insurance) ceased on the date of this Agreement (the
"Termination Date") in accordance with the terms of those plans.

          (b) The Company's obligations to make any payments or provide any benefits pursuant to this Section 2 or Section 3 of this Agreement are expressly conditioned on Mr. Schroeder's continued compliance with the provisions of this Agreement.

     3. Certain Expenses. The Company agrees to reimburse HWS & Associates in the amount of $40,500 for certain costs and expenses as set forth in the letter agreements between the Company and HWS & Associates, Inc. dated as of October 1,
1999 and January 21, 2002 (the "HWS Agreements"). This amount covers all expenses, including any costs associated with employing an administrative assistant for Mr. Schroeder, and satisfies in full any and all obligations of the company to Mr. Schroeder in respect of the HWS Agreements.

     4. Stock Options. Mr. Schroeder has outstanding stock options as set forth on Schedule 1 hereto. To the extent any stock option was not vested as of the
Termination Date, it will terminate as to the unvested portion. All stock options, as currently vested, will remain exercisable until three months following the Termination Date in accordance with their terms.

     5. Restricted Stock. Mr. Schroeder also has restricted stock outstanding as set forth on Schedule 1 hereto. Vesting of any unvested portion of such restricted stock ceased as of the Termination Date in accordance with its terms.

     6. Termination of Payment Obligations. (a) If at any time prior to the
Expiration Date the Board of Directors determines in good faith that Mr.
Schroeder has breached any provision of this Agreement, (i) all payments and eligibility for benefits under this Agreement shall immediately cease and the
Company shall have no further obligations of any kind under this Agreement, and
(ii) any Company stock options held by Mr. Schroeder at such time shall cease to be exercisable. In addition, the continued payment and eligibility for benefits under this Agreement, and the right to exercise your Company stock options, are contingent upon Mr. Schroeder's continuing to cooperate reasonably with the
Company and its Audit Committee in any investigations. The Company agrees that it shall provide Mr. Schroeder reasonable notice to comply with any such requests to cooperate with the Company and its Audit Committee in any investigations, that it shall accommodate Mr. Schroeder's schedule within reason with respect to any such requests for cooperation, and that it shall reimburse
Mr. Schroeder for any reasonable out-of-pocket expenses incurred in connection with cooperating with the Company pursuant to such a request.

         (b) In the event that Mr. Schroeder contests any determination by the
Board of Directors that he has breached a provision of this Agreement, the
Company agrees to advance any and all reasonable legal fees and related expenses incurred by Mr. Schroeder in connection with any action, suit, or arbitration he might bring against the Company to recover the payments and benefits he is due under this Agreement. In consideration of such advances, Mr. Schroeder agrees to provide the Company with an undertaking agreeing to repay immediately the
Company any and all payments advanced to cover his reasonable attorney's fees and expenses in connection with such action, suit or arbitration in the event it is ultimately determined by the fact-finder that Mr. Schroeder materially breached a provision of this Agreement.

     7. Release. (a) Mr. Schroeder agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action or demands of whatever kind which he has or may have against the Company, its subsidiaries, affiliates, predecessors and successors and all its directors, officers and employees by reason of any event, matter, cause or thing which has occurred prior to the Termination Date (hereinafter "Executive Claims"). Mr.
Schroeder understands and accepts that this Agreement specifically covers, but is not limited to, any and all Executive Claims relating in any way to the
Employment Agreement or the HWS Agreement, or to compensation, or to any other terms, conditions or circumstances of his former employment with the Company, and to the resignation of such employment, whether for severance or based on statutory or common law claims for employment discrimination (including claims under the Age Discrimination in Employment Act), wrongful discharge, breach of contract or any other theory, whether legal or equitable. Notwithstanding the foregoing, Mr. Schroeder does not waive any rights to which he may be entitled
(i) to seek to enforce this Agreement, (ii) to seek unemployment compensation benefits or (iii) to seek indemnification and advancement of expenses with respect to any claims asserting liability based on Mr. Schroeder's conduct or performance of his duties as an officer, director, or employee of the Company under the Indemnification Agreement dated June 1, 2005 (the "Indemnification
Agreement") which remains in full force and effect.

          (b) Mr. Schroeder further understands and acknowledges that:

               (i) The release provided for in this Section 7, including claims under the Age Discrimination in Employment Act, is in exchange for the consideration provided for in this Agreement;

               (ii) Mr. Schroeder has been advised by the Company to consult with legal counsel prior to executing this Agreement and the release provided for in this Section 7, has had an opportunity to consult with and to be advised by legal counsel of your choice, fully understands the terms of this Agreement, and

          enters into this Agreement freely, voluntarily and intending to be bound; and

               (iii) Mr. Schroeder has been given a period of twenty-one days to review and consider the terms of this Agreement, and the release contained herein, prior to its execution and that he may use as much of the twenty-one day period as he desires.

     8. Non-Competition and Confidentiality. The non-compete and confidentiality provisions set forth in Sections 6 and 7 of the Employment Agreement shall remain in full force and effect for two years from the date Mr. Schroeder ceases to serve as a director of the Company and in perpetuity, respectively.

     9. Remedies. (a) Mr. Schroeder acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of
Section 8 of this Agreement would be inadequate and, in recognition of this fact, he agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

          (b) It is expressly understood and agreed that although Mr. Schroeder and the Company consider the restrictions contained in Section 8 of this
     Agreement to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in Section 8 is an unenforceable restriction against you, the provisions of Section 8 shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other maximum extent as such court may judicially determine or indicate to be enforceable.

     10. Entire Agreement; Amendment. Except as expressly set forth in Paragraph
9 hereof, and except for the Indemnification Agreement which survives, this
Agreement shall supersede any and all existing agreements between Mr. Schroeder and the Company or any of its affiliates relating to the terms of his employment, including but not limited to the Employment Agreement and the HWS
Agreements, and contains the entire understanding of the parties with respect to
Mr. Schroeder's resignation as a director and employee of the Company. It may not be altered, modified or amended except by a written agreement signed by both parties hereto.

     11. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     12. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     13. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Mr. Schroeder and shall be assignable by the Company only to a direct or indirect wholly owned subsidiary of the Company; provided that no such assignment by the Company shall relieve the Company of any liability hereunder, whether accrued before or after such assignment.

     14. Acknowledgement. Mr. Schroeder acknowledges that he has carefully read this Agreement, fully understands and accepts all of its provisions and signs it voluntarily of his own free will. He further acknowledges that he has been provided a full opportunity to review and reflect on the terms of this Agreement and to seek the advice of legal counsel of his choice.

     15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without regard for the conflicts of law principles thereof. Subject to Section 16, the parties irrevocably agree that any legal action or proceeding with respect to this
Agreement or for recognition and enforcement of any judgment in respect hereof brought by a party hereto or its successors or assigns may be brought and determined in the Circuit Court of Jackson County, Missouri or the United States
District Court for the Western District of Missouri and each of the parties hereby (a) irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive personal jurisdiction and venue of the aforesaid courts in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the abovementioned courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 17 of this Agreement. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this
Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this paragraph, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii)
the venue of such suit, action or proceeding is

improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This provision shall not be construed to negate or limit the mandatory arbitration provision of Section 16.

     16. Arbitration. Any dispute between the parties to this Agreement arising from or relating to the terms of this Agreement shall be submitted to arbitration in Kansas City, Missouri under the auspices of the American
Arbitration Association.

     17. Notices. Except as otherwise explicitly provided in this Agreement, any notice provided hereunder will be deemed to be given when delivered in writing by hand or sent by overnight courier. All notices to the Company will be marked confidential and addressed to James P. Fogarty, chief executive officer of the
Company, or a successor to his position, with a copy to Nicholas A. Kronfeld of
Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017. All notices to
Mr. Schroeder will be addressed to his most recent address as reflected on the
Company's payroll and sent to such other address as he may provide from time to time by notice to the Company, with a copy to Charles W. German, Esq. and
William D. Beil, Esq. of Rouse Hendricks German May PC, 1010 Walnut, Ste. 400,
Kansas City, Missouri 64106, or any other persons or addresses as you may request from time to time by notice to the Company.

     18. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     19. Right to Revoke Acceptance. If Mr. Schroeder decides to accept this
Agreement, he may revoke his acceptance within seven days after the date he signed and returned it to the Company. Mr. Schroeder can make such a revocation by providing a written and signed letter of revocation to the Company by the means described in Section 17 within seven days after Mr. Schroeder signed and delivered this Agreement to the Company. If Mr. Schroeder does so revoke, this
Agreement will be null and void.

                                            AMERICAN ITALIAN PASTA
                                            COMPANY

                                      By:      /s/ William R. Patterson
                                            ------------------------------------
                                            Name:    William R. Patterson
                                            Title:   Chairman

                                            HORST W. SCHROEDER

                                               /s/ Horst W. Schroeder
                                            ------------------------------------
                                      Date:    January 25, 2006
                                            ------------------------------------

                                   SCHEDULE 1

Mr. Schroeder's Company Stock Options as of the Date Hereof

Options to purchase 525,942 Company shares at the following exercise prices:

          Number of Shares                           Exercise Price
              275,942                                    $18.00
               30,000                                    $18.50
              100,000                                    $25.00
               30,000                                    $26.73
               75,000                                    $34.35
               15,000                                    $38.90

Mr. Schroeder's Company Restricted Stock as of the Date Hereof

2,530 shares of Company restricted stock.